EXHIBIT 99.77Q1(b)
Copies of text of policies described in answer to Sub-Item 77D

ICON Europe Fund

ICON Europe Fund seeks long-term capital appreciation using a quantitative methodology to identify securities ICON believes are underpriced relative to value. To pursue this goal, the Fund normally invests at least 80% of its net assets, plus any borrowings for investment purposes, in foreign equity securities of companies with their principal business activities in the European region. This strategy may not be changed unless Fund shareholders are given at least 60 days' prior notice. Equity securities in which the Fund may invest include common and preferred stocks of companies of any market capitalization.

ICON International Equity Fund

ICON International Equity Fund seeks long-term capital appreciation using a quantitative methodology to identify securities ICON believes are underpriced relative to value. To pursue this goal, the Fund normally invests at least 80% of its net assets, plus any borrowings for investment purposes, in foreign equity securities from countries outside of the United States. This strategy may not be changed unless Fund shareholders are given at least 60 days' prior notice. Equity securities in which the Fund may invest include common and preferred stocks of companies of any market capitalization.

ICON Covered Call Fund

ICON Covered Call Fund seeks modest capital appreciation using a quantitative methodology to identify securities ICON believes are underpriced relative to value, and to maximize realized gains from writing covered call options. To pursue this goal, the Fund normally invests in equity securities traded in U.S. markets and in covered call options sold or "written" on equities comprising at least 80% of the Fund's net assets, plus any borrowings for investment purposes. This strategy may not be changed unless Fund shareholders are given at least 60 days' prior notice. Equity securities the Fund may invest in include common stocks and preferred stocks of companies of any market capitalization. The Fund's positions may also include equity securities of foreign issuers that are traded in U.S. markets.